Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP
OF
VALERO ENERGY PARTNERS LP

This Certificate of Limited Partnership of Valero Energy Partners LP (the “Partnership”), dated July 24, 2013, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.
Article One
The name of the limited partnership is “Valero Energy Partners LP”
Article Two
The address of the Partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.
Article Three
The name and mailing address of the general partner are as follows:

Name	Mailing Address
Valero Energy Partners GP LLC	One Valero Way
San Antonio, Texas 78249
IN WITNESS WHEREOF, the undersigned has caused this Certificate of Limited Partnership of Valero Energy Partners LP to be duly executed as of the date first written above.

Valero Energy Partners GP LLC,
General Partner

by: /s/ Jay D. Browning
Jay D. Browning
Senior Vice President and General Counsel